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Exhibit 5.1

James C. T. Linfield
(720) 566-4010
linfieldjct@cooley.com

November 10, 2011

NewLink Genetics Corporation
2503 South Loop Drive, Suite 5100
Ames, IA 50010

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by NewLink Genetics Corporation, a Delaware corporation, (the "Company") of a Registration Statement (No. 333-171300) on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering an underwritten public offering of shares of the Company's common stock, par value $0.01, including shares of common stock that may be sold pursuant to the exercise of an over-allotment option (together, the "Shares"), such Shares to be sold pursuant to the Registration Statement at an offering price consistent with that described in the Instruction to Paragraph (a) of Rule 430A under the Securities Act of 1933, as amended.

        In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective in connection with the closing of the offering of the Shares in accordance with the Registration Statement and Prospectus, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ James C.T. Linfield James C.T. Linfield, Partner

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM

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  Exhibit 5.1